Amendment No. 1 to
                                                       SEC File No. 70-8971




                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                                       FORM U-1
                                  DECLARATION UNDER
                THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")


                     GPU INTERNATIONAL, INC.("GPU International")
                         GPU ELECTRIC, INC. ("GPU Electric")
                  One Upper Pond Road, Parsippany, New Jersey 07054

                      (Names of companies filing this statement
                         and addresses of principal offices)


                                  GPU, INC. ("GPU")
                       (Name of top registered holding company
                              parent of the applicants)


          W. S. Greengrove, Secretary
          GPU International, Inc.
          GPU Electric, Inc.
          One Upper Pond Road
          Parsippany, New Jersey  07054

          Douglas E. Davidson, Esq.
          Berlack, Israels & Liberman LLP
          120 West 45th Street
          New York, New York  10036

                     (Names and addresses of agents for service)





               GPU International and GPU Electric hereby amend their Declaration on Form U-1, docketed in SEC File No. 70-8971, as follows:

               1. In paragraph D(1) of Item 1 thereof, the amount of retained earnings for GPU International and GPU Electric set forth in the table is amended as follows:



                                   GPU                 GPU
                                   International       Electric

          Retained Earnings        $4,634,322          $1,768,832

               2.   By  deleting   Exhibit  G  and   filing  the  following
          financial statements in Item 6 thereof:

          Item 6.   Exhibits and Financial Statements.

                    b)   Financial Statements.

                         1-A       -    GPU    International    (Corporate)
                                        Balance  Sheets,   actual  and  pro
                                        forma, as at September 30, 1996 and
                                        Statements  of Income  and Retained
                                        Earnings, actual and pro forma, for
                                        the  twelve months  ended September
                                        30, 1996; pro forma journal entries
                                        -- filed separately under a request
                                        for confidential treatment pursuant
                                        to Rule 104(b).

                         1-B       -    GPU  Electric  (Corporate)  Balance
                                        Sheets, actual and pro forma, as at
                                        September  30, 1996  and Statements
                                        of  Income  and Retained  Earnings,
                                        actual  and  pro  forma,   for  the
                                        twelve  months ended  September 30,
                                        1996; pro forma journal  entries --
                                        filed  separately  under a  request
                                        for confidential treatment pursuant
                                        to Rule 104(b).


















                                      SIGNATURE

               Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.

                                        GPU INTERNATIONAL, INC.
                                        GPU ELECTRIC, INC.




                                        By:/s/ B. L. Levy
                                             Bruce L. Levy
                                             President

          Dated:  January 24, 1997